UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Committee for Aerojet Rocketdyne Shareholders and Value Maximization Files New Investor Presentation

-Corrects the Many Misstatements and Fabrications in Lichtenstein/Steel Partners Report

EL SEGUNDO, Calif., June 10, 2022. Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its Independent Directors) issued the following statement:

“This morning, Warren Lichtenstein will be hosting an investor call based on a presentation that he recently published. Unfortunately, the presentation suffers from the same flaws as his proxy fight, litigation and leadership as Executive Chair – a lack of credibility and effectiveness.

“We have filed this morning with the SEC a presentation that outlines a few of the most notable misstatements and fabrications in Lichtenstein’s materials. Investors can obtain our presentation by clicking here.”

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran filed a definitive proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022. Stockholders are strongly advised to read the definitive proxy statement because it contains important information.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

SOURCE Committee for Aerojet Rocketdyne Shareholders and Value Maximization